SCOTT T. MIKUEN Vice President Associate General Counsel and Corporate Secretary	Exhibit 99.3 HARRIS CORPORATION 1025 W. NASA Boulevard Mail Stop A-22D Melbourne, FL USA 32919 telephone: 321-727-9125 facsimile: 321-727-9222 e-mail: smikuen@harris.com www.harris.com

March 22, 2005

VIA FACSIMILE AND OVERNIGHT DELIVERY

Mellon Investor Services, LLC
44 Wall Street, 6th Floor
New York, New York 10005
Attention: Relationship Manager
Facsimile (917) 320-6318

Mellon Investor Services, LLC
Overpeck Centre
85 Challenger Road
Ridgefield Park, New Jersey 07660
Attention: Legal Department
Facsimile (201) 373-7166

Re: Stock Dividend – Certificate of Adjustment of Exercise Price

Ladies and Gentlemen:

     Statement of Facts

     This is to certify that on February 25, 2005, Harris Corporation, a Delaware corporation (the “Company”), announced that its Board of Directors declared a two-for-one stock split (the “Stock Split”) to be effected by a stock dividend of one share for every one share issued and outstanding to be distributed on March 30, 2005 (the “Distribution Date”) to stockholders of record of the Company’s Common Stock, $1.00 par value per share (“Common Stock”), as of the close of business on March 14, 2005.

     Agreement Pursuant to the Rights Plan

     In accordance with the Stockholder Protection Rights Agreement, dated as of December 6, 1996 (the “Rights Agreement”), between the Company and Mellon Investor Services, LLC (formerly known as ChaseMellon Shareholder Services, L.L.C.), as Rights Agent, each share of Common Stock is currently accompanied by one preferred stock purchase right (a “Right”). Each Right, after it becomes exercisable and until such time as it expires or is redeemed, entitles the holder to purchase from the Company one two-hundredth (1/200th) of a share of the Company’s Participating Preferred Stock (“Preferred Stock”) at an exercise price of $125 per Right, before giving effect to the Stock Split (but after giving effect to a previous stock split effected by a stock dividend distributed on September 26, 1997).

     As a result of the Stock Split and pursuant to Section 2.4(a) of the Rights Agreement, effective as of the Distribution Date, (i) each outstanding share of Common Stock (including shares issued in respect of the Stock Split) will continue to have exactly one Right associated with it, and (ii) each Right, after it becomes exercisable and until such time as it expires or is redeemed, will, subject to the terms and conditions of the Rights Agreement, entitle the holder to purchase from the Company one two-hundredth (1/200th) of a share of Preferred Stock at an exercise price of $62.50.

     Pursuant to the requirements of Section 2.4(c) and Section 5.9 of the Rights Agreement, this certificate is being delivered to Mellon Investor Services, LLC as Rights Agent under the Rights Agreement and as transfer agent for the Common Stock.

     Please acknowledge receipt of this certificate by signing below and returning a signed copy to Harris Corporation, 1025 West NASA Boulevard, Melbourne, Florida 32919, Attention: Scott T. Mikuen, Esq., Vice President-Associate General Counsel and Corporate Secretary.

HARRIS CORPORATION
By:	/s/ Scott T. Mikuen
Scott T. Mikuen, Esq.
Vice President – Associate General Counsel and Corporate Secretary

Receipt acknowledged as of the 22nd day of March, 2005

MELLON INVESTOR SERVICES, LLC, as Rights Agent
By:	/s/ Stanley E. Siekierski
	Name:	Stanley E. Siekierski
	Title:	Vice President

Receipt acknowledged as of the 22nd day of March, 2005

MELLON INVESTOR SERVICES, LLC, as Transfer Agent
By:	/s/ Stanley E. Siekierski
	Name:	Stanley E. Siekierski
	Title:	Vice President

Enclosures
STM/bs/05-219
cc: S. E. Siekierski